Exhibit 10.5

Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Such information has been marked with a “[***]”.

INTELLECTUAL PROPERTY LICENSE AND ESCROW AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AND ESCROW AGREEMENT (this “Agreement”), is entered into as of August 4, 2021 (the “Effective Date”), by and between Levo Mobility LLC, a Delaware limited liability company (the “Company” or “Levo”), and Nuvve Holding Corp., a Delaware corporation (“Nuvve”). The Company and Nuvve are referred to collectively as the “Parties” and each individually as a “Party”.

WHEREAS, on the Effective Date, the Company entered into that certain Amended and Restated Limited Liability Company Agreement of the Company (as may be amended or restated, the “Company LLC Agreement”), in order to engage in the Business;

WHEREAS, on the Effective Date, the Company and Nuvve entered into that certain Development Services Agreement (as may be amended or restated, the “Development Services Agreement” or “DSA”), in order for the Company to engage Nuvve to provide the comprehensive services to the Company and all of its Subsidiaries (collectively, the “Company Group”) with respect to the Business, including any assets that the Company Group may acquire and own after the Effective Date (collectively, the “Company Group Assets”);

WHEREAS, under certain circumstances further defined herein, the Escrow Material shall be released to the Company and the Company shall have the right to use such Escrow Material pursuant to the terms hereof; and

WHEREAS, Nuvve is willing to undertake such engagement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1 Definitions. As used in this Agreement, the following terms have the meanings indicated. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Company LLC Agreement or Development Services Agreement, as applicable.

“Bankruptcy Event” means: (a) the filing by or against Nuvve (or any of its Affiliates that own or Control Escrow Materials) of any voluntary or involuntary bankruptcy, reorganization, debt arrangement, or other petition, case, or proceeding under the United States Bankruptcy Code or any other bankruptcy or insolvency related or similar law, which in the case of an involuntary filing has not been dismissed or terminated within sixty (60) days of such filing in the case of an action in the United States Bankruptcy Court or ninety (90) days of such filing in the case of an action arising in any other court; (b) Nuvve (or any of its Affiliates that own or Control Escrow Materials) seeks, or a third party seeks with respect to Nuvve (or any of its Affiliates that own or Control Escrow Materials), the appointment of a trustee, receiver, custodian or similar official to manage any aspect of Nuvve’s business affairs or assets related to the Escrow Materials, or a meeting of its creditors is called, which in the case of a third party filing has not been dismissed or terminated within sixty (60) days of service of such filing upon Nuvve in the case of an action in the United States Bankruptcy Court or ninety (90) days of service of such filing upon Nuvve in the case of an action arising in any other court; (c) Nuvve (or any of its Affiliates that own or Control Escrow Materials) seeks, or a third party seeks with respect to Nuvve (or any of its Affiliates that own or Control Escrow Materials), an assignment for the benefit of creditors or otherwise to wind up its business affairs, dissolve, or liquidate, which in the case of a third party filing has not been dismissed or terminated within sixty (60) days of such filing in the case of an action in the United States Bankruptcy Court or ninety (90) days of such filing in the case of an action arising in any other court; (d) Nuvve (or any of its Affiliates that own or Control Escrow Materials) is dissolved or liquidated, its existence is terminated, it ceases operations of its present business, or Nuvve (or any of its Affiliates that own or Control Escrow Materials) becomes, admits that it is, or is declared insolvent or unable or unwilling to pay its debts as they come due; or (e) Nuvve (or any of its Affiliates that own or Control Escrow Materials) takes any action authorizing, or in furtherance of, anything referenced in any of clauses (a) - (d).

“Calendar Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31.

“Control”, “Controls”, or “Controlled by” means the possession, directly or indirectly, by Nuvve (whether by ownership, license, or otherwise) of (a) with respect to any data, information and materials, the legal authority or right to possession of such items with the right to provide such items to the Company, and (b) with respect to Intellectual Property Rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the Company under such Intellectual Property Rights on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement existing as of the Effective Date with a third party or requiring consent from a third party; provided that Nuvve shall use commercially reasonable efforts to negotiate for the right to provide, grant a license, sublicense, access, or right to use (as applicable) to the Company for any data, information, materials, and Intellectual Property Rights. Notwithstanding anything to the contrary herein, Intellectual Property Rights possessed, owned or controlled by a third party that becomes an Affiliate of Nuvve after the Effective Date shall not be deemed to be Controlled by Nuvve unless such Intellectual Property Right is used by Nuvve to perform Services.

“Cover” means, with respect to a Valid Claim, that such Valid Claim would be infringed, absent a license, by the making, using, offering for sale, sale, use, or importation of a product, service or method.

“Escrow Agent” means NCC Group Software Resilience (NA) LLC (“NCC Group”) and any successor third party providing escrow services to the Parties.

“Escrow Material” means technology (Software (including any Software developed in connection with the DSA), source code, data (including all historical data of the Company), databases, data models, and algorithms), documentation related to the technology (including technology stack diagrams, architecture assumptions, troubleshooting and support guides, training manuals, and peroration guides), lists of relevant employees and contractors, copies of critical vendor contracts, all features, functionality, and content of or relating to the technology, all updates, upgrades, improvements, replacements, and successors of the technology, and other similar items, in all cases, used in the Business (including such items used by or useful to Service Provider to provide Services to the Company or otherwise required to recreate the Software development and production environment).

“Intellectual Property Rights” means any or all intellectual property or proprietary rights arising under the laws of the United States or any other jurisdiction throughout the world, including: (a) patents and patent applications (and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof), patent disclosures and inventions (whether patentable or not or reduced to practice or not); (b) copyrights, works of authorship, and copyrightable works, and registrations and applications of any of the foregoing and any renewals, modifications and extensions thereof; (c) semiconductor chip “mask” works, and registrations and applications for registration thereof, (d) rights in Software; (e) trade secrets, know-how, algorithms, designs, drawings, formulae, ideas, concepts, plans, processes, methods, specifications, layouts, compositions, industrial models, architectures, techniques, tools, hardware, and other technology, and other confidential information; and (f) data, databases, and collections of data, and rights therein.

“Licensed IP Rights” means all Intellectual Property Rights Controlled by Nuvve or any of its Affiliates existing on the Effective Date, plus all Intellectual Property Rights Controlled by Nuvve or any of its Affiliates that are subsequently developed or acquired by Nuvve or any of its Affiliates through the date of expiration or termination of this Agreement, in each case that are (i) used in or reasonably useful to the Business, (ii) used to or useful to provide the Services, or (iii) otherwise required to recreate the software development and production environment used or reasonably useful to the Business.

“Release Condition” means the earliest to occur of: (a) the termination of the DSA (other than (i) by Service Provider pursuant to Section 6(a)(iii) of the DSA or (ii) by Levo pursuant to Section 6(a)(ii) of the DSA), (b) the date on which Nuvve or any of its subsidiaries or Affiliates is unable to provide or fails to provide the Services in breach of the DSA, and where Nuvve does not cure such breach within the cure period permitted in the DSA, or (c) Nuvve or any of its Affiliates that owns or Controls Escrow Materials experiences a Bankruptcy Event; provided, that this clause (c) shall not be deemed a Release Condition if prior to such Bankruptcy Event, the ownership and Control of such Escrow Materials are validly transferred to Nuvve or any of its Affiliates not subject to a Bankruptcy Event such that the Escrow Agent’s and the Company’s rights to the Escrow Materials pursuant to this Agreement remain unchanged.

“Software” means software and computer programs, whether in source code, object code, executable code, or other form, and including (a) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, and (b) schematics, specifications, documentation, manuals, training materials, records, and other work product used to design, plan, organize and develop any of the foregoing and any other documentations or manuals related to the Software.

“Three Party Escrow Agreement” means the agreement by and among Nuvve, the Company, and the Escrow Agent pursuant to which Nuvve agrees to escrow the Escrow Materials for the benefit of the Company.

“Valid Claim” means a claim of a patent within the Licensed IP Rights which (a) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, or (b) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer.

Section 2 Ownership. The Company acknowledges that, as between the Parties, Nuvve has and shall have and retain ownership of all its Intellectual Property Rights in and to the Escrow Materials and that no right, title or interest is granted in or to any of Nuvve’s or its Affiliates’ Intellectual Property Rights, including by implication or estoppel, except as expressly granted to the Company herein.

Section 3 Escrow Obligation.

(a) Deposit of Escrow Materials. Within ten (10) days of the Effective Date, Nuvve shall, and shall cause its Affiliates to, deposit with the Escrow Agent all Escrow Materials. Nuvve shall, and shall cause its Affiliates to, promptly, and within 90 days of the Effective Date, deposit with the Escrow Agent any materials that are necessary to make the Escrow Materials readable and useable as determined by the Escrow Agent in connection with the verification services. The Escrow Materials will be deemed to be held in trust for the benefit of the Company.

(b) Maintenance of Escrow Materials. Nuvve shall ensure that a minimum of one (1) current and comprehensive copy of the Escrow Materials is deposited with the Escrow Agent at all times and that the Escrow Materials readable and useable in their then current form. Nuvve shall, and shall cause its Affiliates to, deposit with the Escrow Agent any newly developed Escrow Material and any modified versions of any Escrow Material following the Effective Date as promptly as reasonably practicable following development or modification. Nuvve shall review the Escrow Materials deposited with the Escrow Agent at least once every six (6) months, and also upon release of any major upgrade (as reasonably defined by Nuvve in good faith) and provide an updated current, complete, and comprehensive copy of the Escrow Materials to the Escrow Agent (i) once every six (6) months, (ii) upon the release of any major upgrade, and (iii) immediately prior to the release of Escrow Materials under Section 5. Between such updates, Nuvve will provide the Company with updated information as to Escrow Materials as may be reasonably requested by the Company in writing from time to time. At the time of each deposit or update, Nuvve shall provide to the Company and the Escrow Agent an accurate and complete description of all Escrow Material sent to the Escrow Agent using the form attached as Exhibit B to the Three Party Escrow Agreement. Nuvve shall permit and take any actions reasonably requested by the Company and the Escrow Agent to permit the Escrow Agent to verify the copy of the Escrow Materials are current, complete, and functional. If any portion of such Escrow Materials are encrypted, Nuvve shall deposit with the Escrow Agent the necessary decryption tools and keys to read any encrypted portion of the Escrow Materials. Nuvve or its Affiliates shall maintain Control over all Escrow Materials and Licensed IP Rights.

(c) Successor Escrow Agent. In the event that NCC Group ceases to provide the escrow services under the Three Party Escrow Agreement, or the Three Party Escrow Agreement is terminated, the Parties shall work in good faith to establish a replacement escrow of the Escrow Materials with a reputable third party escrow agent selected by the Company. Nuvve shall take all commercially reasonable actions required to establish, maintain, and enforce an escrow with such successor escrow agent.

Section 4 Three Party Escrow Agreement.

(a) Payment and Reimbursement of Escrow Fees. Nuvve shall directly and promptly pay all amounts due to the Escrow Agent, including (i) the Deposit Account Fee and the Setup Fee (as defined in the Three Party Escrow Agreement), (ii) annual maintenance fees, (iii) the Beneficiary Fee (as defined in the Three Party Escrow Agreement); and (iv) the Services Fees (as defined in the Three Party Escrow Agreement) payable in connection with verification Services Work Requests requested by the Company and conducted by the Escrow Agent or its designee in relation to the Escrow Materials (so long as such verification Services Work Requests are in connection with Nuvve’s obligation to deposit all Escrow Materials at or prior to the Effective Date or in connection with any major upgrade (as reasonably defined by Nuvve in good faith) with respect to the Escrow Materials). In the event Nuvve fails to pay amounts it owes to the Escrow Agent, including the Deposit Account Fee, the Setup Fee, the annual maintenance fees, the Beneficiary Fee or Service Fees, the Company may elect in its sole discretion to pay any such amounts directly to the Escrow Agent and shall submit an invoice to Nuvve for all such amounts, and Nuvve shall pay such invoices within 30 days of receipt.

Section 5 Release of Escrow Materials.

(a) Notice of the Occurrence of a Release Condition. Nuvve shall promptly (but in no event later than three (3) calendar days following the occurrence of a Release Condition) provide to the Company a written notice upon the occurrence of a Release Condition, and the Company may provide notice to Nuvve if the Company believes a Release Condition has occurred (each such notice, a “Release Notice”). In the event either Party disputes whether a Release Condition has occurred, such disputing Party shall notify the other Party of such dispute (a “Dispute Notice”) within one (1) Business Day of the receipt of the Release Notice, and the dispute resolution procedure of Section 5(c) shall apply. If a Dispute Notice is not timely delivered in accordance with the foregoing, such Release Condition shall be deemed to have occurred for all purposes under this Agreement.

(b) Release of Escrow Materials. Upon the occurrence of a Release Condition, the Parties shall promptly (but in no event later than three (3) calendar days following the date such Party provided or received the Release Notice, or the date the dispute resolution procedure in Section 5(c) has been completed, as applicable) submit a joint Work Request (as defined in the Three Party Escrow Agreement) to the Escrow Agent directing the Escrow Agent to promptly release the Escrow Materials to the Company.

(c) Disputes Related to the Occurrence of a Release Condition. Upon delivery of a Dispute Notice, the Parties shall cooperate and negotiate in good faith and use reasonable efforts to resolve whether a Release Condition has occurred. If the Parties are unable to resolve whether a Release Condition has occurred within two (2) Business Days after delivery of the written Dispute Notice, then either Party may submit the dispute to their senior executives for resolution.

If such dispute is not resolved by the Parties’ senior executives within three (3) Business Days after the date the dispute is referred to them, then either Party may submit the dispute to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association, by three arbitrators. Each Party shall appoint one arbitrator within one (1) Business Day of the submission and the third shall be chosen by the other two arbitrators within one (1) Business Day. The decision of a majority of the arbitrators shall be final and binding on the Parties and may be enforced before any court of competent jurisdiction and cannot be the subject of any appeal. The place of arbitration shall be New York, New York. The arbitration and all related proceedings and discovery shall take place pursuant to a protective order entered by the arbitrators that adequately protects the confidential nature of each Party’s Confidential Information. Unless otherwise agreed by the Parties, the arbitration proceeding shall commence as soon as practicable following submission of the dispute to the arbitrators (and not later than one Business Day following such submission), shall be completed as soon as reasonably practicable (and not continue for longer than 10 days from commencement) and the arbitrators shall issue their decision within five days after the conclusion of the proceeding. Each of the Company and Nuvve shall bear its own costs relating to such arbitration; provided, that the arbitrators shall award the prevailing Party its reasonable and documented out of pocket expenses, including attorneys’ fees. In the event that the arbitration results in a decision in favor of the Company, a Release Condition shall be deemed to have occurred and the Company may submit the joint Work Order and arbitration decision to the Escrow Agent as evidence of the occurrence of a Release Condition.

The validity and/or enforceability of patent rights shall not be subject to arbitration.

(d) Further Assurances; Transition Services. Upon the occurrence of a Release Condition (including during the pendency of a dispute over whether a Release Condition has occurred), Nuvve shall, and shall cause its Affiliates to, for a period of up to one year following such Release Condition (or such shorter period as indicated in writing by the Company): (i) without limiting Section 6(b), use commercially reasonable efforts to assist and cooperate with the Company to use and operate the Licensed IP Rights and Escrow Materials; and (ii) upon the Company’s request, use commercially reasonable efforts to transition Nuvve’s duties under the DSA to the Company or one or more successor managers designated by the Company. The Company shall compensate Nuvve and its Affiliates, on a time and materials basis (without mark-up), for Nuvve’s and its Affiliates’ performance of such actions and transition services.

Section 6 License.

(a) IP License. Nuvve (on behalf of itself and its Affiliates) hereby grants to the Company and its Subsidiaries, and its successors and permitted assigns, a perpetual, royalty-free (subject, however, to royalties described in Section 7), fully paid-up, irrevocable (but terminable pursuant to Section 9(b)), non-exclusive, sublicensable (only to a replacement service provider of the Company or its Affiliates) right and license in and to the Licensed IP Rights and Escrow Materials (including to make, have made, use, have used, sell, offer to sell, or import, and distribute, perform, use, display, make derivative works of, or reproduce such Licensed IP Rights and Escrow Materials) for the purpose of performing the Services or operating the Business (the “Licensed Purpose”). Notwithstanding anything to the contrary in this Agreement or the DSA, the foregoing license shall include the right to reverse engineer, disassemble, decompile, and decode any Licensed IP Rights or Escrow Materials solely in support of the Licensed Purpose. Notwithstanding anything to the contrary, the foregoing license is exercisable by Company solely after the occurrence of a Release Condition (subject to the dispute resolution procedures if applicable, under Section 5).

(b) Company Covenant. The Company agrees and covenants that it shall not exercise its rights under Section 6(a) unless and until after the occurrence of a Release Condition (subject to the dispute resolution procedures if applicable, under Section 5).

Section 7 Royalty.

(a) If (i) a Release Condition has occurred, (ii) Stonepeak and Evolve have made Capital Contributions to the Company of at least $1 billion in respect of Class B Preferred Units or the Commitment Period has expired, and (iii) Nuvve or its Permitted Transferees no longer own any equity interests in the Company (the occurrence of clauses (i)-(iii), a “Royalty Event”), from and after the Royalty Event, the Company shall pay Nuvve (or its successor) a royalty on all net revenue [***] generated by or on behalf of or otherwise attributable to the Company and its Affiliates and sublicensees from the vehicle-to-grid portion of net revenues [***] generated on or provided in connection with assets acquired or developed by the Company and its Affiliates and sublicensees (“Grid Revenues”) [***] equal to [***] of such Grid Revenues; [***].

(b) [***]

(c) [***]

(d) [***]

Section 8 Representations and Warranties.

(a) Mutual Representations. Each of the Company and Nuvve hereby represents and warrants that, as of the Effective Date:

(i) it is duly organized and validly existing under the Laws of the jurisdiction of its incorporation, has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(iii) this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (A) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any applicable Law; or (B) require any consent or approval of its stockholders or similar; and

(iv) it has all necessary rights to grant on behalf of its Affiliates all rights granted hereunder with respect to any Intellectual Property Rights owned or Controlled by it or any of its Affiliates.

(b) Nuvve Representations. Nuvve hereby represents and warrants that, as of the Effective Date:

(i) Schedule 7(b) sets forth a true and complete list of all registered Intellectual Property Rights owned by Nuvve and its Affiliates (i) that Cover any Escrow Materials, and (ii) that would be infringed by the Company’s operation of the Business or performance of the Services under the DSA;

(ii) Nuvve exclusively owns the Intellectual Property Rights set forth on Schedule 7(a) free and clear of all Encumbrances;

(iii) Nuvve owns all right, title and interest in all Intellectual Property Rights owned or purported to be owned by Nuvve free and clear of all Encumbrances or otherwise possesses sufficient rights to use all of Intellectual Property Rights necessary to provide the Services or operate the Business as currently contemplated to be operated;

(iv) The Escrow Materials are all of the intangible assets (A) necessary for Nuvve to provide the Services, (B) necessary for the Company to operate the Business, and (C) other than Licensed IP Rights and Escrow Materials, there are not as of the Effective Date, any Intellectual Property Rights licensed to Nuvve or any of its Affiliates that, if Controlled by Nuvve or any of its Affiliates, would be Licensed IP Rights or Escrow Materials;

(v) The Escrow Materials are readable and useable in their then current form, and if any portion of such Escrow Materials are encrypted, the necessary decryption tools and keys to read such material have been deposited with the Escrow Agent; and

(vi) To Nuvve’s knowledge, the conduct of Business as proposed to be conducted is not infringing, misappropriating, or otherwise violating any Intellectual Property Rights of others, there is no pending suit or legal action against Nuvve in which Nuvve is alleged to have infringed, misappropriated, or otherwise violated the Intellectual Property Rights of another Person in connection with the operation of the Business or the provision of Services, and in the past three-year period, Nuvve has not received any written notices, requests for indemnification or threats from any Person related to the foregoing; and

(vii) Nuvve or its Affiliates have Control over all Licensed IP Rights and Escrow Materials.

Section 9 Term; Termination.

(a) Term. The term of this Agreement shall commence on the Effective Date and shall continue until this Agreement is terminated pursuant to this Section 9.

(b) Termination. This Agreement may be terminated: (i) by the mutual written agreement of the Parties; (ii) by the Company, in whole or in part, for convenience at any time upon 30 days’ written notice to Nuvve; (iii) by Nuvve or its Affiliates upon written notice (“Breach Notice”) if the Company has materially breached this Agreement and has not cured such material breach within thirty (30) days of receipt of written notice of such material breach provided, that in the case of termination by Nuvve, the Company’s breach of this Agreement was not caused primarily by the actions or inactions of Nuvve (in its capacity as the Service Provider), its employees or agents, in each case, in their capacity as a Dedicated Employee or Occasional Employee, or (iv) by Nuvve upon written notice to the Company in the event that the Company or any of its Affiliates institutes or voluntarily joins in a Challenge with respect to a patent or patent application controlled by Nuvve; provided, that such Challenge was not instituted in response to claims by Nuvve, its Affiliates, or its or their licensees that the Company or its Affiliates is infringing or has infringed a patent or patent application controlled by Nuvve.

(c) Disputed Breach. Upon the receipt of a Breach Notice, if the Company disputes in good faith whether such a material breach has occurred or whether such breach is incurable or has been cured during the cure period, the Company shall submit written notice of such dispute to Nuvve within five days after the receipt of such Breach Notice. Upon delivery of such dispute notice, the Parties shall cooperate and negotiate in good faith and use reasonable efforts to resolve such dispute. If the Parties are unable to resolve such dispute within 10 days after delivery of the written dispute notice, by notice to Nuvve, Company may elect to, within three days following the end of such 10-day period, submit the dispute to binding arbitration pursuant to the procedure set forth in Section 5(c), which shall apply mutatis mutandis.

(d) Effect of Termination. If the Parties mutually agree to the termination of the Agreement pursuant to Section 9(b)(i), such termination of the Agreement shall become effective as of such agreed upon date. If the Company delivers written notice of termination of the Agreement pursuant to Section 9(b)(ii), such termination of the Agreement shall become effective as of the effective date of termination specified by the Company in such notice. If Nuvve delivers written notice of termination of the Agreement pursuant to Section 9(b)(iii), such termination of the Agreement shall become effective upon (i) the expiration of the cure period set forth in Section 9(b)(iii) or (ii) if the Company has commenced dispute resolution process described in Section 9(c), the date such dispute is resolved pursuant to Section 9(c) or, if applicable, Section 5(c). If Nuvve delivers written notice of termination of the Agreement pursuant to Section 9(b)(iv), such termination of the Agreement shall become effective upon the receipt of notice following the Company’s refusal to dismiss the declaratory judgment action within 30 days of written notice from Nuvve.

(e) Survival. Notwithstanding anything to the contrary herein, Section 1 (Definitions), Section 2 (Ownership), Section 5(d) (Further Assurances; Transition Services), Section 9(d) (Effect of Termination), Section 9(e) (Survival), Section 10 (Confidentiality), Section 11 (Company Rights in Bankruptcy), and Section 12 (Miscellaneous), and the Company’s accrued payment obligations, shall survive termination of this Agreement. The termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination.

Section 10 Confidentiality. Each Party agrees that all Confidential Information shall be kept confidential and shall not be disclosed by either Party in any manner whatsoever. Notwithstanding the foregoing, Confidential Information may be disclosed to each Party’s respective managers, directors, partners, employees, advisors, counsel, accountants, agents or any of its Affiliates who need to know such information for the purpose of using the Escrow Materials in accordance with this Agreement or otherwise complying with its obligations under this Agreement. In addition, after the occurrence of a Release Condition (subject to the dispute resolution procedures if applicable, under Section 5), the Company may disclose Escrow Materials in confidence to third parties to the extent necessary for the Licensed Purpose. In connection with any disclosure pursuant to the previous sentences, Nuvve and the Company, as applicable, will: (i) inform such Persons of the confidential nature of such information; (ii) direct and cause them to agree to treat such information in accordance with the terms of this Section 10; and (iii) be liable for any breach of this Section 10 by any such Person. In addition, disclosure of Confidential Information may be made by the either Party to the extent the other Party consents in writing. Either Party may also disclose Confidential Information to the extent required by law or in response to legal process, applicable governmental regulations or governmental agency request, but only that portion of such Confidential Information which, in the opinion of the Party’s counsel, is required or would be required to be furnished to avoid liability. In the event of a disclosure made pursuant to the prior sentence, the disclosing Party shall: (i) notify the other Party of its obligation to provide such Confidential Information prior to disclosure (unless notification is prohibited by applicable law or court order); and (ii) cooperate to protect the confidentiality of such Confidential Information.

Section 11 Company Rights in Bankruptcy.

(a) Acknowledgement. Nuvve acknowledges that for the purposes of Section 365(n) of the Bankruptcy Code this Agreement is a license of “intellectual property” as defined under Section 101 of Title 11, U.S. Code (the “Bankruptcy Code”), and the Escrow Materials are “embodiments” thereof, and that this Agreement (and any agreement supplementary hereto, including the Three Party Escrow Agreement) shall be governed by Section 365(n) of the Bankruptcy Code and that the Company, as licensee of such rights under this Agreement, shall be entitled to retain and may fully exercise all of its rights and elections with respect thereto under the Bankruptcy Code and under any other applicable bankruptcy related or insolvency related or similar Law, subject to the Company’s compliance with its obligations under Section 365(n) of the Bankruptcy Code and any other applicable bankruptcy law. Upon written request by the Company to Nuvve or the bankruptcy trustee of the Company’s election to proceed under Section 365(n) of the Bankruptcy Code, Nuvve and such bankruptcy trustee shall comply in all respects with such Section, including providing the Company with the Licensed IP Rights and Escrow Materials licensed to the Company and not interfering with the Company’s rights as provided in this Agreement to obtain access to such Licensed IP Rights and Escrow Materials from Nuvve or the bankruptcy trustee.

(b) Bankruptcy Filing. Nuvve agrees that the filing of a petition in bankruptcy (x) by Nuvve or (y) against Nuvve following the entry of an order for relief shall, notwithstanding any cure periods or other notice requirements of this Agreement, be treated as the tendering by the Company of a written request for (i) continued performance by Nuvve, (ii) provision of Licensed IP Rights and Escrow Materials, and embodiments thereof held by Nuvve or the bankruptcy trustee, and (iii) the trustee, if any, refraining from interfering with the Company’s rights thereto, in each case, within the meaning of Section 365(n)(4) of the Bankruptcy Code or under any applicable other bankruptcy related or insolvency related or similar Law. Such request shall not preclude the exercise by the Company of any additional rights and remedies under Section 365(n) of the Bankruptcy Code pending approval for the rejection or assumption of this Agreement by the bankruptcy court (in a final decision without a right of appeal) entered in a bankruptcy proceeding in which Nuvve is a debtor.

(c) Waiver. Nuvve waives the protections of the automatic stay in bankruptcy to the extent applicable to the written request made pursuant to Section 11 of this Agreement, and the Parties further agree that nothing in Section 11 is intended to, or shall, limit the protections and remedies available to the Company under Section 365(n) of the Bankruptcy Code, under any other applicable bankruptcy related or insolvency related or similar Law, or under this Agreement.

Section 12 Miscellaneous.

(a) Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, in each case only in accordance with this Section 12(a). Any amendment shall be binding only if such amendment is set forth in a writing executed by both of the Parties. Any waiver shall be binding only if such waiver is set forth in a writing executed by the Party against which enforcement is sought. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(b) Notices. Any notice or other communication provided for or permitted to be given pursuant to this Agreement by a Party to any other Party must be in writing and is duly given (i) one Business Day after being deposited with a nationally recognized overnight delivery service company that tracks deliveries, addressed to such other Party, with overnight service guaranteed, all charges paid and proof of receipt requested, (ii) when delivered in person to such other Party or (iii) when sent via email (utilizing the delivery receipt, read receipt or similar function), on the date sent by e-mail if sent before 5:00 p.m., New York time, and on the next business day if sent after such time. In each case the notice or communication should be addressed as follows:

If to Nuvve:

Nuvve Holding Corp.
2468 Historic Decatur Road
San Diego, California 92106
Attention: Gregory Poilasne and Stephen Moran
Email: [***]

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02110
Attention: Sahir Surmeli and Eric Macaux
Email: [***]

If to the Company:

Levo Mobility LLC

2468 Historic Decatur Road

San Diego, California 92106
Attention: Board of Managers; Gregory Poilasne and Stephen Moran; Trent Kososki, William Demas and Adrienne Saunders
Email: [***]

with a copy to (which shall not constitute notice):

Stonepeak Partners LP
55 Hudson Yards
550 W 34th Street, 48th Floor

New York, NY 10001
Attention: Trent Kososki, William Demas and Adrienne Saunders
Email: [***]

and

Kirkland & Ellis LLP
609 Main St.
Houston, Texas 77002
Attention: John D. Pitts, P.C.
Email: [***]

and

Evolve Transition Infrastructure LP

1360 Post Oak Blvd

Suite 2400

Houston, TX 77056

Attention: Charles Ward

Email: [***]

and

Sidley Austin LLP

1000 Louisiana Street

Suite 5900

Houston, TX 77002

Attention: Cliff Vrielink and George Vlahakos

Email: [***]

(c) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned (including by operation of law) by either Party without the prior written consent of the other Party. Each Party may, without the prior written consent of the other Party, (i) assign, sell or transfer (including by operation of law) this Agreement in its entirety to a successor pursuant to a sale of all or substantially all of its assets of such Party to which this Agreement relates, and (ii) pledge this Agreement as collateral security in connection with debt financing. Any attempted assignment or delegation in contravention of this Agreement shall be null and void.

(d) Force Majeure. Nuvve shall not be held liable to the Company nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that (a) such failure or delay is caused by or results from events or circumstances that could not have reasonably been prevented or avoided which may include epidemics, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, fire, floods, or acts, omissions or delays in acting by any Governmental Authority or the Company, (b) Nuvve uses commercially reasonable efforts to remedy such failure or delay, and (c) Nuvve provides prompt written notice to the Company of such failure or delay.

(e) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. It is the intention of the Parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.

(f) Third-Party Beneficiaries and Obligations. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as set forth in Section 12(p), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by e-mail or other electronic transmission (including “.pdf” or “.tif” format) shall be as effective as delivery of an original executed counterpart of this Agreement.

(h) No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that they and their respective counsel have reviewed, negotiated and adopted this Agreement as a joint agreement. As a result, the understanding of the Parties and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(i) Captions and Headings. The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement. Consequently, the captions and headings shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption or heading had been used in this Agreement.

(j) Governing Law. This Agreement and any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law principles that would require the application of the laws of any other jurisdiction.

(k) Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the necessity to post any bond or other security in connection with any such order or injunction, this being in addition to any other remedy to which any Party is entitled to at law or in equity.

(l) CONSENT TO JURISDICTION. EXCEPT FOR DISPUTES SUBJECT TO DISPUTE RESOLUTION PURSUANT TO SECTION 5(C) AND SECTION 9(C), Each Party hereby irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the borough of Manhattan or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, as the appropriate, sole and exclusive venue to for purposes of any suit, action or other proceeding under or arising out of, or matter of interpretation of, this Agreement or the rights of the Parties under this Agreement. EACH PARTY: (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS; (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE COURTS DESCRIBED IN THIS Section 12(l). EACH PARTY WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY. NOTWITHSTANDING THE FOREGOING, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(m) WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. EACH PARTY FURTHER AGREES THAT THE WAIVER SET FORTH IN THIS Section 12(m) SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(n) Payments Under Agreement. Each Party agrees that all amounts required to be paid under this Agreement shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject counterclaim or offset, on the dates required pursuant to this Agreement (with time being of the essence).

(o) Relationship of the Parties. This Agreement shall not be construed as one of partnership, agency, joint venture or employment between Nuvve and the Company, and the rights, duties, obligations and liabilities of each of the Parties under this Agreement shall be individual, not collective or joint. As between the Parties, (1) it is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture, association or trust, and (2) Nuvve is not the actual or implied agent for the Company, subject in each case, to the terms and conditions of the Company LLC Agreement. Without limiting the generality of the foregoing, Nuvve agrees that it shall not hold itself out as an agent of the Company or make any elections or consent to any actions under any Contracts on behalf of the Company, unless otherwise expressly authorized or agreed in writing by the Company.

(p) No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Contract delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder. Each Party to this Agreement further acknowledges and agrees that it has no rights of recovery, whether under this Agreement or under any Contracts delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith. The prohibition against recovery set forth in this Section 12(p) shall have equal application to any and all claims whether sounding in tort, contract or otherwise. The prohibition set forth in this Section 12(p) shall apply with equal application to any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties. The prohibitions set forth in this Section 12(p) shall apply without regard to whether the claim is asserted by means of attempting to pierce the corporate veil or through a claim by or on behalf of such Party against such Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise. The Parties to this Agreement further expressly agree and acknowledge that no personal liability whatsoever shall attach to or otherwise be incurred by any of the Persons or entities referenced in this Section 12(p) for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

(q) Interpretation. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Annex,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive.

[Signature page follows]

IN WITNESS WHEREOF, the Parties execute this Agreement, effective as of the Effective Date.

LEVO MOBILITY LLC

By:	/s/ Gregory Poilasne
	Name:	Gregory Poilasne
	Title:	Authorized Signatory

Nuvve Holding Corp.

By:	/s/ Gregory Poilasne
	Name:	Gregory Poilasne
	Title:	Chairman and Chief Executive Officer

Signature Page to
Intellectual Property License and Escrow Agreement

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